Exhibit 5.1

July 1, 2003

Dollar Tree Stores, Inc.
500 Volvo Parkway
Chesapeake, Virginia 23320

RE: Dollar Tree Stores, Inc. 2003 Director Deferred Compensation Plan Form S-8 under the Securities Act of 1933, as amended


Ladies and Gentlemen:

         We have acted as counsel to Dollar Tree Stores, Inc. (the "Company") in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Act") of the shares of the Company's common stock, par value $.01 per share, ("Shares") that may be offered to eligible directors of the Company pursuant to Dollar Tree Stores, Inc. 2003 Director Deferred Compensation Plan (the "Plan") under a Registration Statement on Form S-8 (the "Registration Statement") expected to be filed with the Securities and Exchange Commission on July 8, 2003.

         We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion and, based thereon, we are of the opinion that, when the Shares have been registered under the Act, when the Company has completed the actions being taken in order to permit issuance of the Shares in accordance with the securities laws of the various states where required, and when the Company receives consideration for the Shares in accordance with the provisions of the Plan and the Shares have been issued by the Company as provided under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

         This opinion letter is limited to the laws of the Commonwealth of Virginia and the federal laws of the United States of America.

         We consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission promulgated under the Act.

Very truly yours,

/s/ Hofheimer Nusbaum, P.C.